Exhibit 10.33

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into between The telx Group, Inc., a Delaware corporation (the “Company”), and Eric Shepcaro (“Executive”), and shall be effective as of January 8, 2007 (the “Effective Date”).

1.0 RECITALS.

1.1 The Company desires to employ the Executive, and the Executive desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

1.2 As an executive officer of the Company, Executive shall have access to valuable confidential and proprietary information used in the business of the Company, including financial data, customer data, operational data, trade secrets and other intellectual property that if disclosed to or used by competitors or potential competitors would cause irreparable harm to the Company, and as a result, Executive and the Company desire to provide the Company with adequate protection from the unauthorized disclosure or use of the Company’s confidential and proprietary information.

NOW, THEREFORE, in consideration of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive agree as follows:

2.0 DEFINITIONS.

2.1 Affiliate: “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

2.2 Board of Directors: “Board of Directors” shall mean the board of directors of the Company.

2.3 Business: “Business” means the operation of “MEET ME ROOMs” and network interconnection facilities for “Layer One” or “Layer Two” interconnectivity.

2.4 Change in Control: “Change in Control” means any transaction or series of related transactions (i) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the stockholders of the Company as of the date hereof (collectively, the “Initial Stockholders”) or persons Controlling, Controlled by or under common Control with any Initial Stockholder or direct or indirect owners of any Initial Stockholder, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the issued and outstanding voting stock of the Company; (ii) that results in the sale of all or substantially all of the Company’s assets; or (iii) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity and holders of more than fifty percent (50%) of the issued and outstanding voting stock of the Company before such consolidation or merger no longer hold, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting common stock of the survivor.

2.5 Code: “Code” means the Internal Revenue Code of 1986, as amended.

2.6 Common Stock: “Common Stock” means common stock, par value $0.0001 per share, of the Company.

2.7 Compensation Committee: “Compensation Committee” shall mean a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.

2.8 Confidential and Proprietary Information: “Confidential and Proprietary Information” means all proprietary trade secrets and/or proprietary information and any information, concept or idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliate of the Company, or to the Company’s (or any of the Company’s Affiliates’) customers, clients, consultants, Referral Sources (as defined below) or business associates, unless the information is or becomes publicly known through lawful means (other than disclosure by Executive, unless such disclosure by Executive is made in good faith in the course of performing Executive’s duties under this Agreement, or with the express written consent of the Board of Directors). As used herein, “Referral Source” means any person or entity that, directly or indirectly, refers customers or business to the Company.

2.9 Control: “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

2.10 Covered Entity: “Covered Entity” means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested in (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Executive contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement. Notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company, any subsidiary of the Company, or any Affiliate of the Company or any such subsidiary.

2.11 Discharge For Cause: “Discharge For Cause” shall mean termination of employment for any one or more of the following: (i) gross negligence or willful misfeasance demonstrated by Executive in the performance of his duties; (ii) refusal by Executive to perform ethical and lawful duties assigned by the Board of Directors that continues uncured for thirty (30) days following receipt of written notice from a majority of the Board of Directors or the Compensation Committee; (iii) Executive engaging in any act of fraud or embezzlement which adversely affects the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates); (iv) Executive engaging in any act of dishonesty the purpose or effect of which materially adversely affects the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates); (v) Executive breaching in any material respect any provision contained in Section 3.2, 4.7 or 4.8 of this Agreement, which such breach is not cured within thirty (30) days after receipt of written notice from the Board of Directors (provided, however, such cure period shall not apply to any breaches of Sections 4.7 or 4.8); (vi) Executive’s commitment of a felony or entering into a plea of guilty or nolo contendere (or its equivalent) to a felony; or (vii) Executive’s commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors.

2.12 Discharge Without Cause: “Discharge Without Cause” shall mean the Company’s termination of Executive’s employment hereunder during the Term (as defined in Section 4.1 below) for any reason other than a Discharge For Cause or due to Executive’s death or Permanent Disability.

2.13 Permanent Disability: “Permanent Disability” shall mean Executive’s inability to perform Executive’s duties hereunder due to a physical or mental condition for (a) a period of ninety (90) consecutive days or (b) an aggregate of one hundred twenty (120) days in any twelve (12) month period.

2.14 Subsidiary: “Subsidiary” shall mean any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is Controlled by the Company through direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

2.15 Termination For Good Reason: “Termination For Good Reason” shall mean voluntary termination of this Agreement by Executive if any of the following occurs without the prior consent of Executive and in each case which continues uncured for 30 days following receipt by the Company of written notice thereof from Executive: (i) there is a reduction by the Company in (A) Executive’s annual base salary then in effect or (B) the annual target bonus set forth in the first sentence of Section 5.2 hereof or the maximum additional amount up to which Executive is eligible set forth in the second sentence of Section 5.2 hereof (collectively, “Bonus Target Amounts”) (provided, however, Executive acknowledges and agrees that (1) the criteria for achieving such bonuses shall be determined (and may be changed) in the discretion of the Board of Directors and may be based on objective or subjective criteria (or any combination thereof) and (2) the failure of Executive to earn all or any portion of such

Bonus Target Amounts shall not be deemed a reduction of such Bonus Target Amounts or provide the basis for a Termination For Good Reason); (ii) the Company reduces Executive’s job title and position such that Executive (A) is no longer Chief Executive Officer of the Company, (B) no longer reports to the Board of Directors or (C) is involuntarily removed from the Board of Directors; or (iii) Executive is required to relocate to an office location outside of Manhattan in New York, New York.

2.16 Territory: “Territory” means each and every state, county, city or other political subdivision or geographic location in the United States.

3.0 CAPACITIES AND DUTIES; INDEMNIFICATION.

3.1 Positions: Executive is hereby employed in the capacity of Chairman of the Board of Directors and Chief Executive Officer of the Company. Executive shall report to the Board of Directors. Executive shall be the highest ranking officer of the Company and shall have the same status, privileges and responsibilities normally inherent in such capacity in corporations of similar size and character. Executive will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Executive, and will faithfully and to the best of Executive’s ability, experience and talents perform all of the duties that may be required of and from Executive pursuant to the terms hereof, consistent with Executive’s positions as the Chairman of the Board of Directors and the Chief Executive Officer of the Company.

3.2 Exclusive Services; Other Representations: During the Term, Executive agrees to devote Executive’s best efforts and full business time to rendering services to the Company; provided, however, that Executive shall be permitted to serve on the board of directors of various for-profit and non-profit organizations, from time to time, provided (i) such organizations do not compete with the Business in the Territory and (ii) the time expended by Executive in rendering service to such organizations does not, in the aggregate, materially impair Executive’s performance of his duties under this Agreement. Executive is specifically restricted from being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while under the Company’s employ pursuant to this Agreement.

3.3 Board Membership: For so long as Executive remains Chief Executive Officer of the Company, Executive shall be entitled to serve on the Board of Directors, as its chairman.

3.4 Proprietary Information and Inventions Assignment: Executive will be required, as a condition of his employment with the Company, to sign the Company’s standard proprietary information and inventions agreement or similar agreement, a copy of which is attached hereto as Exhibit A.

3.5 Indemnification: The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Executive for any loss, injury, damage, expense (including reasonable attorneys’ fees, and costs), and claim or demand, arising out of, connected with, or in any manner related to, any act, omission, or decision made in good faith while performing services for the Company from and after the Effective Date. The Company will be required, as a condition of Executive’s employment with the Company, to sign the form of indemnification agreement attached hereto as Exhibit B.

4.0 EMPLOYMENT, TERM, TERMINATION, CONFIDENTIAL INFORMATION, NON-COMPETE AND NON-SOLICITATION.

4.1 Term: Subject to Sections 4.2, 4.3, 4.4, 4.5 and 4.6, the term of this Agreement shall be four (4) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”); provided that the Initial Term may be extended for additional periods (each, a “Renewal Term”) upon the expiration of the Initial Term or any such Renewal Term with the mutual agreement in writing of the Company and Executive no later than thirty (30) days in advance of the expiration of the Initial Term or any such Renewal Term. The Initial Term or, in the event that Executive’s employment hereunder is terminated earlier pursuant to the terms herein or extended pursuant to this Section 4.1, such shorter or longer period, as the case may be, is referred to herein as the “Term.”

4.2 Discharge For Cause: Executive’s employment under this Agreement may be terminated by the Company (subject to the notice and cure period set forth in Section 2.11, if applicable), without further obligation by the Company, except for payment of any base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law, upon written notice to Executive of a Discharge For Cause. Such notification from the Company shall include such facts as shall be reasonably necessary to apprise Executive of the basis for such Discharge For Cause and for Executive to exercise Executive’s right to cure under Section 2.11, if applicable.

4.3 Discharge Without Cause: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a Discharge Without Cause. Upon termination pursuant to this Section 4.3, in return for the non-competition agreement described below, Executive shall be entitled to the following benefits (the “Without Cause Severance Package”): (i) Executive shall receive monthly payments of $37,500 for a period of eighteen (18) months from the date of such termination and (ii) reimbursement for COBRA health insurance costs for eighteen (18) months. Other than the foregoing, Executive shall not be entitled to any payment hereunder for subsequent periods upon Executive’s termination of employment upon a Discharge Without Cause. The Without Cause Severance Package shall be payable to Executive in accordance with the Company’s general payroll practices as the same may exist from time to time following a Discharge Without Cause. As a condition to receiving the Without Cause Severance Package, Executive shall execute (i) a release of claims (other than a release of Executive’s claims for amounts required to be paid pursuant to this Section 4.3) in the form attached hereto as Exhibit C and (ii) a non-competition and non-solicitation agreement having a term of at least eighteen (18) months, and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.

4.4 Termination For Good Reason: Executive’s employment under this Agreement may be terminated by Executive (subject to the notice and cure period set forth in Section 2.15) upon written notice to the Company of a Termination For Good Reason. Upon termination pursuant to this Section 4.4, in return for the non-competition agreement described below, Executive shall be entitled to the following benefits (the “Good Reason Severance Package”): (i) Executive shall receive monthly payments of $37,500 for a period of eighteen (18) months from the date of such termination and (ii) reimbursement for COBRA health insurance costs for eighteen (18) months. Other than the foregoing, Executive shall not be entitled to any payment hereunder for subsequent periods upon Executive’s termination of employment upon a Termination For Good Reason. The Good Reason Severance Package shall be payable to Executive in accordance with the Company’s general payroll practices as the same may exist from time to time following Executive’s termination of employment upon a Termination For Good Reason. As a condition to receiving the Termination For Good Reason Severance Package, Executive shall execute (i) a release of claims (other than a release of Executive’s claims for amounts required to be paid pursuant to this Section 4.4) in the form attached hereto as Exhibit C and (ii) a non-competition and non-solicitation agreement having a term of at least eighteen (18) months, and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.

4.5 Termination Upon Death: This Agreement shall immediately terminate without action or notice by either party upon the death of Executive and without further obligation by the Company, except for payment of all amounts of base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law.

4.6 Termination Upon Permanent Disability: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a termination for the Permanent Disability of Executive. Upon termination pursuant to this Section 4.6, and in return for the non-competition agreement described below, the Executive shall be entitled to receive (i) monthly payments of $37,500 for a period of twelve (12) months from the date of such termination and (ii) reimbursement for COBRA health insurance costs for twelve (12) months (“Permanent Disability Severance Package”). The Permanent Disability Severance Package shall also include, in addition to the foregoing, all amounts of base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination. Payments made pursuant to the Permanent Disability Severance Package shall be reduced by the amount of any disability benefits paid during and for the same period to Executive under any disability insurance policy provided by the Company as a benefit to Executive. The Permanent Disability Severance Package shall be payable to Executive in accordance with the Company’s general payroll practices as the same may exist from time to time following a termination of Executive pursuant to this Section 4.6. As a condition to receiving the Permanent Disability Severance Package, Executive shall execute (i) a release of claims (other than a release of Executive’s claims for amounts required to be paid pursuant to this Section 4.6) in the form attached hereto as Exhibit C and (ii) a non-competition and non-solicitation agreement having a term of at least eighteen (18) months and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.

4.7 Confidential and Proprietary Information: Executive agrees that he will not, either directly or indirectly, and Executive will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, divulge to any person or entity or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Executive’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or any Covered Entity which is Controlled by Executive, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive or any Covered Entity which is Controlled by Executive, (v) as required in connection with an audit by any taxing authority, or (vi) is made with the express written consent of the Board of Directors. In the event that Executive or any such Covered Entity which is Controlled by Executive is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, Executive shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed. Executive further agrees to execute the Company’s standard proprietary information and inventions assignment agreement or similar agreement.

4.8 Non-Compete and Non-Solicitation:

(a) Except as otherwise explicitly permitted by the last sentence of this Section 4.8(a) of this Agreement, during the Term and for a period of eighteen (18) months thereafter, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, participate in, assist, aid or advise in any way, any business or enterprise that competes with the Business in the Territory (including, without limitation, providing services to any customer or other person or entity in the Territory). Except as otherwise explicitly permitted by the last sentence of this Section 4.8(a) of this Agreement, during the Term and for a period of eighteen (18) months thereafter, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, invest in (whether through debt or equity securities), contribute any capital or make any advances to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation or consulting fees from, any entity or person involved in the Business in the Territory. Notwithstanding the foregoing, nothing contained in this Section 4.8(a) prohibits Executive or any Affiliate of Executive from owning (i) less than five percent (5%) of any class of voting securities publicly held and quoted on a recognized securities exchange or inter-deal quotation system, of any issuer, and (ii) an immaterial amount of a Covered Entity as a result of a purchase decision made by a third party after the Effective Date without the knowledge of Executive and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

(b) During the Term and for a period of eighteen (18) months thereafter, Executive will not, either directly or indirectly and will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, (i) solicit, or take any other action that is intended to solicit, the business of any customers or Referral Sources with which the Company or any of its Affiliates conducts business or receives referrals or has conducted business or received referrals within the 12 months preceding such solicitation or other action; or

(ii) hire, solicit, take away, or attempt to hire, solicit or take away (either on such Executive’s behalf or on behalf of any other person or entity) any person (1) who is then an employee of the Company or any Affiliate of the Company; or (2) who has terminated his or her employment with the Company or any Affiliate of the Company within the 12 months preceding such hiring, solicitation or other action.

(c) Executive agrees that the payment of any amount of any Without Cause Severance Package, Good Reason Severance Package or Permanent Disability Severance Package is conditioned on Executive’s compliance with this Section 4.8 and that the Company will have the right to withhold payment if Executive is in breach of this Section 4.8.

4.9 Enforcement; Remedies: Executive agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Business in the Territory from any activity prohibited by Section 4.7 or 4.8 of this Agreement. Executive acknowledges that Executive’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Section 4.7 or 4.8 of this Agreement by Executive will cause serious and potentially irreparable harm to the Company. Executive therefore acknowledges that a breach of Section 4.7 or 4.8 of this Agreement by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to post bond. Executive acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.

5.0 COMPENSATION AND BENEFITS. For Executive’s services, the Company agrees to pay Executive compensation as follows:

5.1 Salary: Base compensation equal to an annual salary of $300,000 is to be paid according to the Company’s general payroll practices as same may exist from time to time. Executive’s base compensation will be subject to annual reviews and increases as approved by the Board of Directors.

5.2 Annual Bonus: Executive shall be eligible to receive an annual target bonus in an amount up to $300,000, payable quarterly in the discretion of the Board of Directors. Additionally, Executive shall be eligible to participate in an additional bonus pool of which Executive shall be eligible to earn up to an additional $200,000 annually in the discretion of the Board of Directors. For fiscal year 2007, the aggregate amount of bonus payments received by Executive shall be no less than $150,000. In addition, for fiscal year 2006 and any other partial year of service, any annual bonus payments shall be prorated based on Executive’s duration of service in such year; provided, however, that no bonus will be payable to Executive in the event of a Discharge for Cause.

5.3 Stock Bonus: The Company shall grant Executive 661,765 shares of Series B Contingent Preferred Stock (the “Series B Shares”) pursuant to the terms and conditions set forth in the agreement evidencing the grant, a copy of which is attached hereto as Exhibit D, and subject to the provisions of the Amended and Restated Stockholders Agreement, a copy of which is attached hereto as Exhibit E to which Executive shall become a party by executing a joinder agreement thereto. The value of the Series B Shares shall be determined by the appraisal of an independent accounting firm to be selected in the discretion of the Board of Directors.

5.4 Loans. The Company agrees to make a loan or loans to Executive in an amount that would be necessary for Executive to pay the tax liability attributable to filing a Section 83(b) election under the Code with respect to the Series B Shares (the principal amount of such loan or loans shall include both amounts paid directly to Executive and any amounts paid by the Company on Executive’s behalf in respect of any withholding or other taxes with respect to the Series B Shares). Executive agrees to make such election in a timely manner. Such loan shall bear interest at the applicable federal rate (as defined in the Code) in effect at the time such loan is made. Executive shall repay the full amount of any such loan in four equal annual payments of principal and interest, commencing on the first anniversary of the date on which the loan is furnished. In the event that (i) Executive voluntarily terminates his employment with the Company (other than a Termination For Good Reason), (ii) a Discharge For Cause occurs, (iii) a Change in Control occurs or (iv) the Company registers shares or debt pursuant to the Securities Act of 1933, as amended, the full amount of any such outstanding loan and all accrued interest shall become immediately due and payable. In the event (i) of a Discharge Without Cause, (ii) of a Termination For Good Reason, (iii) that the Company files a certificate of dissolution with the Secretary of State of Delaware and is dissolved in accordance with the Delaware General Corporation Law (other than in connection with a Change in Control) or (iv) that a court enters an order for the relief sought in a voluntary or involuntary case with respect to the Company under applicable bankruptcy, insolvency or similar law, the amount of any such outstanding loan and accrued interest thereon shall be immediately forgiven by the Company.

5.5 Reimbursement of Expenses: The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within thirty (30) days after incurrence.

5.6 Benefits: During the Term, Executive shall be entitled to receive all benefits of employment generally available to the Company’s other executive employees to the extent Executive is eligible for them, including, at a minimum, medical, dental and disability insurance and participation in the Company’s 401(k) plan, except to the extent that such participation in any benefits plan would, in the opinion of the Board of Directors, alter the intended tax treatment of such plan.

5.7 Vacation: Executive shall be entitled to five weeks of vacation per each calendar year of service.

5.8 Withholding: Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

6.0 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive shall not have any right to assign or otherwise transfer this Agreement or any of Executive’s rights, duties or any other interest herein (except in connection with any assignment of rights to receive consideration hereunder by or to Executive’s estate made upon the death of Executive) to any party without the prior written consent of the Company, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the Company may without obtaining the consent of Executive, assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to its lenders as collateral security. To the extent that the Company assigns its rights and obligations hereunder, the Company shall not be relieved of its obligations hereunder in respect of any such assignment.

7.0 SURVIVAL OF RIGHTS AND OBLIGATIONS. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

8.0 ENTIRE AGREEMENT.

8.1 Sole Agreement: This Agreement (including any attachments and exhibits hereto) contains the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, any employment agreement or other agreement regarding Executive’s compensation or terms of employment entered into prior to the Effective Date.

8.2 No Other Representations: The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (a) concerning the subject matter hereof or (b) inducing the other party to execute and deliver this Agreement. The parties have relied on their own judgment in entering into this Agreement.

9.0 MODIFICATIONS OR WAIVERS. Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto.

10.0 GOVERNING LAW. This Agreement shall be governed pursuant to the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

11.0 SEVERABILITY. In the event that any provision or term of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Agreement) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

12.0 INTERPRETATION; SECTION HEADINGS. The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

13.0 NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of transmission by facsimile or telecopy, in each case to the parties at the following addresses:

To the Company:	The tel[x] Group, Inc.
c/o GI Partners Fund II, L.P.
GI Partners Side Fund II, L.P.
2730 Sand Hill Road
Suite 280
Menlo Park, CA 94025
Facsimile: (650) 233-3601
Attention: Eric Harrison

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Facsimile: (714) 979-1921
Attention: William J. Simpson, Esq.

To Executive:	Eric Shepcaro
[address]

with a copy to:	Epstein, Englert, Staley & Coffey
425 California Street, 17th Floor
San Francisco, CA 94104
Facsimile: (415) 398-6938
Attention: Samuel R. Coffey

14.0 JOINT PREPARATION. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

15.0 THIRD-PARTY BENEFICIARIES. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, corporation or entity not a party hereto, and no such other person, firm, organization, corporation or entity shall have any right or cause of action hereunder.

16.0 ARBITRATION.

(a) Any controversy, claim or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, or the subject matter thereof, shall be finally settled by arbitration held in New York, New York by one (1) arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply New York law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. Notwithstanding the foregoing, claims regarding worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement. The Company shall bear all costs of the arbitrator in any action brought under this Section 16.0.

(b) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate state court in New York, and in connection with such action to compel, the laws of New York shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(c) Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief, in any court of competent jurisdiction, to enforce this Agreement and this Section 16.0 shall not limit the right of the Company to seek judicial relief pursuant to Section 4.9 of this Agreement without prior arbitration.

17.0 COOPERATION AND FURTHER ACTIONS. The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

18.0 ATTORNEYS’ FEES. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

19.0 COUNTERPARTS. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

20.0 INTERNAL REVENUE CODE SECTION 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its sole discretion are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

21.0 MITIGATION WITH RESPECT TO SEVERANCE AMOUNTS. Subject to the terms and conditions of this Agreement, in the event that Executive is entitled under this Agreement to receive the Without Cause Severance Package, Good Reason Severance Package or Permanent Disability Severance Package, as applicable, such severance amounts to which Executive is entitled (subject to the terms and conditions of this Agreement, including, without limitation, Section 4.8(c) hereof) shall not be reduced as a result of any duty to mitigate damages or by the amount of compensation Executive receives from other employers during the period in which such severance amounts are paid.

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[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the Effective Date.

The tel[x] Group, Inc. a Delaware corporation

By:	/s/ J. Todd Raymond
Name:	J. Todd Raymond
Title:	President and Interim CEO

Executive

/s/ Eric Shepcaro
Eric Shepcaro